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                                                                    EXHIBIT 10.8


                           INSTINET GROUP INCORPORATED
                               THREE TIMES SQUARE
                            NEW YORK, NEW YORK 10036

                                                                    June 9, 2002

Edward J. Nicoll
98 South Fullerton Avenue
Montclair, New Jersey 07042

Dear Ed:

                  Reference is made to (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among Instinet Group Incorporated ("Instinet"), Instinet Merger Corporation and Island Holding Company, Inc. (together with any successor or assign thereto, "Island Holding") and (ii) the Amended and Restated Employment Agreement (the "Employment Agreement"), dated as of October 15, 1999, between you and Datek Holdings Corp. ("Datek"). Capitalized terms used and not defined herein shall have the respective meaning ascribed thereto in the Merger Agreement or the Employment Agreement, as applicable.

                  As provided in the Merger Agreement, it is a condition to Instinet's willingness to enter into the Merger Agreement that you agree to the provisions set forth in this letter agreement, including, without limitation, the interpretation of certain terms of the Employment Agreement and your waiver of certain of your rights under the Employment Agreement. Accordingly, to induce Instinet to enter into the Merger Agreement and consummate the transactions contemplated thereby and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you and Instinet hereby agree, effective as of the date hereof but (except with respect to paragraphs III, IV and V below) subject to consummation of the Merger, as follows:

I. INTERPRETATION.

                  (a) Change in Control. You hereby acknowledge and agree that the consummation of the transactions contemplated by the Merger Agreement and any changes to the members of the Board of Directors of Island Holding from or after the Effective Time or otherwise in connection with or in contemplation of such transactions do not and will not constitute a "Change in Control" as defined in or for any purpose under the Employment Agreement.

                  (b) Good Reason. You hereby acknowledge and agree that none of your ceasing to serve as Chief Executive Officer of, or in any other position with, Datek, your ceasing to serve as Chairman of Island Holding, the termination of your employment with Datek or Island Holding or your commencing employment with Instinet as its Chief Executive Officer will constitute "Good Reason" as defined in or for any purpose under the Employment
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Agreement and, in particular, none of such events will constitute or result in a reduction of your title or any material reduction in your position, status, authorities, duties or responsibilities.

II WAIVER OF CERTAIN RIGHTS.

                  (a) Accelerated Vesting. You hereby waive any and all rights you may have (including, without limitation, any such rights pursuant to Paragraph (A)(3) of Schedule I to the Employment Agreement and any rights pursuant to any option grant agreement or option certificate) to the accelerated or immediate vesting and/or exercisability of any options to purchase shares of capital stock of Island Holding or any other equity award or awards in respect of the capital stock of Island Holding granted to you or otherwise held by you (such options and other equity awards, the "Island Holding Equity Awards") in connection with or as a result of any Change in Control, including, without limitation, in connection with or as a result of the consummation of the transactions contemplated by the Merger Agreement and the pending transactions contemplated by Datek and Ameritrade (the "Datek Transaction"); provided that, effective from and after the Effective Time, to the extent vested, (i) each Island Holding Equity Award will also be exercisable in accordance with the terms of the applicable option grant agreement or option certificate and related equity plan under which such award was granted and (ii) the exercise period of those Island Holding Equity Awards that are, as of the date hereof, vested or that, during the period commencing on the date hereof and ending on the three year anniversary of the date that includes the Effective Time (the "Closing Date"), become vested in accordance with the terms of the applicable option grant agreement or option certificate and related equity plan under which such award was granted will remain exercisable for at least the three year period following the Closing Date, but in no event longer then their stated term.

                  (b) Resignation With or Without Good Reason Following a Change in Control. You hereby acknowledge and agree that you will not have the right to resign from your employment with Instinet, Island Holding or any of their respective subsidiaries or affiliates, other than Datek (collectively, the "Instinet Group"), with or without Good Reason at any time after the date hereof, including, without limitation, following consummation of the transactions contemplated by the Merger Agreement, and in connection with or as a result of such resignation be entitled to receive any severance compensation, benefit, right or other entitlement pursuant to Paragraph (B)(3) of Schedule I to the Employment Agreement or otherwise. Notwithstanding the foregoing, subject to execution of a definitive employment agreement by and between you and Instinet, as contemplated below, you will be entitled to the severance compensation and benefits set forth in such agreement in the event of your resignation from Instinet for "good reason," as defined therein, if, to the extent and under the circumstances, if any, and in the amounts provided therein.

III EXECUTION OF INSTINET EMPLOYMENT AGREEMENT.

                  You hereby covenant, acknowledge and agree that the summary of principal terms attached hereto as Exhibit A (the "Summary") sets forth your understanding of the principal terms of your compensation and employment arrangements with Instinet effective as of the Effective Time and that, promptly following the date hereof, you and Instinet will negotiate in good faith and execute a definitive employment agreement with Instinet, which agreement will be based on the Instinet standard form of senior executive employment agreement previously

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provided to you and will include the terms set forth in such Summary. You further understand and agree that the terms set forth in the Summary are intended to be legally binding upon you and Instinet until such terms are superceded upon the execution of such definitive employment agreement by you and Instinet.

IV COOPERATION.

                  You hereby covenant and agree that, promptly following the date hereof, you will use your best efforts to obtain from each of the individuals listed on Schedule A attached hereto a written agreement and waiver, substantially in the form of this letter agreement, as modified to the extent necessary to conform the provisions hereof to the comparable rights and agreements of each such individual (any such modification to be subject to the approval of Instinet). You further acknowledge and agree that it is expected that you will secure all such waivers and agreements as soon as possible following the date hereof.

V HOLD HARMLESS.

                  You hereby agree to refrain from bringing any action, suit, proceeding or claim against any member of the Instinet Group, and you hereby release each member of the Instinet Group from any and all liabilities and obligations, if any, (i) arising out of, in connection with, in respect of or under the Employment Agreement or any other agreement to which you and Datek are parties or (ii) otherwise arising out of or in connection with the termination of your employment with Datek, the consummation of the Datek transaction, the failure of such truncation to be consummated or the forfeiture of, or the failure to vest in or acquire the right to exercise, any equity awards or other rights in respect of any equity interests, direct or indirect, in Datek.

                  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                  Please confirm your agreement to all of the terms and provisions of this side letter, including Schedule A and Exhibit A hereto, by signing and dating the enclosed copy of this letter agreement and returning such executed copy to Instinet.

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                                           Very truly yours,


                                           Instinet Group Incorporated

                                           By:     /s/ Mark Nienstedt
                                               -------------------------------
                                               Name:  Mark Nienstedt
                                               Title: Chief Executive Officer


Acknowledged, Accepted and
     Agreed as of this 9th day of June, 2002:

By:  /s/ Edward J. Nicoll
     -----------------------------
Name:  Edward J. Nicoll


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                                                                       Exhibit A

                          Summary of Principal Terms of
                      Employment Arrangements for Ed Nicoll


Title: Chief Executive Officer and Member of the Board of Directors of Instinet Group Incorporated ("Instinet").

Duties and Authority:               Executive will have such duties and
                                    authority as is customarily exercised by chief executive officers of similar organizations, including authority to hire, fire and determine the compensation of Instinet's senior executives and other key employees based on Instinet's corporate governance principals and procedures and those of the Instinet Compensation Committee
                                    (the "Committee").

Current Directorships:              Executive will be permitted to continue his
                                    current outside directorship positions,
                                    subject to the Committee's approval, which approval will not be unreasonably withheld.
                                    The Committee will review with Executive the nature and extent of such directorship positions in connection with its consideration of the issue.

Reporting Responsibilities:         To the Board of Directors of Instinet.

Annual Salary:                      $600,000

Annual Bonus:                       2002: Target bonus of $2 million (pro-rated
                                    rated based on service after closing), based on achievement of performance goals related to integration of businesses, as established and assessed by the Committee. In any event, Executive will be entitled to a guaranteed minimum bonus for 2002 of $1 million
                                    (pro-rated as described above) (the
                                    "Post-Closing Minimum Bonus Amount") and an annual bonus from Island Holding for the portion of the 2002 year preceding the Closing Date, as approved by the Island
                                    Holding Compensation Committee, provided that such annual bonus payable by Island
                                    Holding shall not exceed $500,000, with such $500,000 amount to be pro-rated for the portion of the 2002 year preceding the Closing Date. Executive may elect to receive
                                    50% of the Post-Closing Minimum Bonus Amount in cash or in Instinet shares (net of withholding taxes), with the number of shares payable determined on the basis of the Parent Share Price (as

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                                    defined in the Agreement and Plan of
                                    Merger).(1) The remaining 50% of the
                                    guaranteed minimum bonus and any portion of the 2002 target bonus payable to Executive in excess of the guaranteed minimum bonus amount (in each case, pro-rated as described above) will be paid in cash.

                                    (1) Defined, generally, as the average of the closing prices of Instinet shares for the 20 trading days ending on the third trading day prior to the date on which the merger becomes effective, provided that, pursuant to the Merger Agreement, the share price on trading days prior to the record date for the extraordinary cash dividend will be adjusted to reflect such dividend.

                                    2003: Target bonus of $2 million, based on achievement of financial targets and additional integration goals; targets to be determined by the Committee after consultation with Executive.

Long-Term Compensation;             On the date of the closing of the merger
Instinet Option Grants:             (the "Closing Date"), Executive will receive
                                    a one-time special retention grant of
                                    options to purchase 575,000 Instinet shares, at an exercise price per share equal to the closing price of such shares on the last trading day prior to the Closing Date.(2)
                                    Subject to Executive's continued employment,
                                    25% of the special retention options will become vested on the eighteen month anniversary of the Closing Date and the remaining 75% will become vested in 36 equal increments, on each monthly anniversary of the Closing Date, beginning with the nineteen month anniversary of the Closing
                                    Date. All other terms of the special options will be governed by the Instinet 2000 Stock
                                    Option Plan (the "Option Plan").

                                    2. Note that the number of option shares to be granted at the closing and in '03 has been established after giving effect to the extraordinary cash dividend to be declared prior to the closing of the Island Holding transaction and the exercise price will be determined based on the market price for Instinet shares after the record date, which will also reflect the effects of the dividend.


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(1) Defined, generally, as the average of the closing prices of Instinet shares for the 20 trading days ending on the third trading day prior to the date on which the merger becomes effective, provided that, pursuant to the Merger Agreement, the share price on trading days prior to the record date for the extraordinary cash dividend will be adjusted to reflect such dividend.

(2) Note that the number of option shares to be granted at the closing and in '03 has been established after giving effect to the extraordinary cash dividend to be declared prior to the closing of the Island transaction and the exercise price will be determined based on the market price for Instinet shares after the record date, which will also reflect the effects of the dividend.

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                                    Executive will be eligible for annual option
                                    grants under the Option Plan, beginning with a grant in February 2003 of options to purchase 300,000 Instinet shares, at an exercise price per share equal to the per share closing price of Instinet shares on the last trading day prior to the date of grant. In accordance with the terms of the Option Plan, subject to Executive's continued employment, 25% of the February 2003 options will become vested on the first anniversary of the date of grant and the remaining 75% of such options will become vested in 36 equal increments on each monthly anniversary of the date of grant, commencing with the thirteen month anniversary.

                                    Annual options grants in February 2004 and thereafter will be for such number of options as may be determined by the Committee, commensurate with Executive's position. Note that, upon a change in control of Instinet, options granted under the Option Plan continue to vest in accordance with their existing vesting schedule, subject to acceleration in the event of a subsequent termination without cause or resignation for good reason.

Employee Benefits:                  Executive to participate in all employee and
                                    executive benefit plans maintained by
                                    Instinet for its executives.

Treatment of Island Holding         Executive waives right to accelerated
Options:                            vesting upon any change in control and
                                    minimum three year exercise period. Options continue to vest and become exercisable in accordance with their current terms, except that Good Reason shall be as defined below and Cause shall be as defined in the Instinet standard form of senior executive employment agreement.


Treatment of Datek Options          Datek Options in respect of Datek Shares to
in respect of Datek Shares:         be retained by Executive in accordance with
                                    their current terms, which include
                                    accelerated vesting and exercisability in the event of a Datek change in control or IPO under certain circumstances.

Lock-Up: Executive would be precluded from selling any Instinet shares for 18 months following the closing of the merger (including those received in exchange for Island Holding shares, shares purchased upon exercise of any options and shares paid to Executive in respect of his 2002 or any other annual bonus); except that Executive would be

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                                    permitted to sell a sufficient number of
                                    shares to cover income taxes incurred upon the exercise of options.

Consequences of                         -        Eighteen months' salary;
Termination without
Cause or Resignation for                -        150% of "average bonus" (based
Good Reason (subject to                          on average of prior three
delivery of general                              years' bonuses), except that if
release):                                        termination occurs prior to
                                                 January 1, 2004, Executive will
                                                 receive 150% of the target
                                                 annual bonus (i.e., 150% of $2
                                                 million);

                                        -        continued vesting of options
                                                 (including special retention
                                                 options and converted Island
                                                 Holding options) over the
                                                 eighteen month severance period
                                                 and exercisability of vested
                                                 options during severance period
                                                 and for 30 days following the
                                                 expiration thereof;

                                        -        eighteen months' medical
                                                 benefits;

                                        -        pro rata bonus for year of
                                                 termination (based on target
                                                 bonus for that year); and

                                        -        expiration of lock-up on sales
                                                 of Instinet shares on
                                                 termination without cause.
                                                 Committee may waive lock-up in
                                                 whole or in part on a
                                                 resignation for good reason.

Definition of Good Reason:          Executive would be required to acknowledge
                                    that the merger and change in his position do not constitute good reason under his existing agreement.

                                    Going forward, good reason would include material diminution in position, duties, authority, etc., material decrease in base pay or relocation.

Non-Compete/Non-Solicit, etc:       In case of termination without cause or
                                    resignation for good reason: 18 months
                                    following termination (i.e., severance
                                    pay-out period); in all other cases, 12
                                    months following termination.


Hold Harmless; Forfeiture Upon      Executive would be required to agree that he
Termination with Datek:             will not seek recovery from Instinet or any
                                    of its subsidiaries or affiliates (including
                                    Island Holding) for any losses incurred by him (e.g., forfeiture of any options or other equity awards or any compensation or other benefits) in connection with the termination of his employment with

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                                    Datek.

Parachute Tax Reimbursement         None.
and Gross-Up:

Definitive Documentation:           Instinet and Executive will negotiate in
                                    good faith the terms of a definitive
                                    employment agreement to be executed by
                                    Instinet and Executive, which definitive employment agreement will contain all of the provisions herein and will be based upon the Instinet standard form of senior executive employment agreement.


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